Exhibit 99.1

Golden Enterprises Announces Quarterly and Annual Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 19, 2012--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable August 8, 2012 to stockholders of record on July 30, 2012.

Golden Enterprises, Inc.’s basic and diluted income for the thirteen weeks ended June 1, 2012 were $.04 compared to $.09 for the thirteen weeks ended June 3, 2011 on net sales of $35,280,087 versus $34,095,509, an increase of 3%.

For the 52 weeks ended June 1, 2012, net income was $.19 per share compared to $.26 per share in the 53 weeks ended June 3, 2011. Net sales were $136.1 million for the 52 weeks ended June 1, 2012 compared with $131.0 million for the 53 weeks ended June 3, 2011, an increase of 3.9%. When normalized to a 52 week comparison, current year sales would have shown an increase of 5.6% over the prior year sales.

Gross margins increased $1.9 million on manufacturing efficiency gains and the increase in sales overcoming a $2.8 million increase in commodity costs.

Selling, general and administrative expenses for the 52 weeks ended June 1, 2012 increased $3.2 million compared to the prior year. Much of this increase was attributed to selling related expenses including advertising, fuel costs, and other vehicle related expenses, as well as expenses associated with the implementation of the Company’s new enterprise resource planning system.

The following is a summary of net sales and income information.

	Three Months Ended		Twelve Months Ended
	Thirteen Weeks Ended		52 Weeks Ended	53 Weeks Ended
	June 1, 2012	June 3, 2011	June 1, 2012	June 3, 2011

Net Sales	$35,280,087	$34,095,509	$136,185,657	$131,047,850

Income before income taxes	1,139,366	1,833,340	3,945,849	5,109,267
Income taxes	676,359	855,347	1,738,226	2,094,499
Net income	$463,007	$977,993	$2,207,623	$3,014,768

Basic and diluted income per share	$0.04	$0.09	$0.19	$0.26

Basic weighted shares outstanding	11,734,632	11,734,632	11,734,632	11,735,893

Diluted weighted shares outstanding	11,734,632	11,734,632	11,734,632	11,735,893

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132